Exhibit 16.1

SEALE and BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

March 26, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated March 26, 2014 of Smack Sportswear, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Weinberg & Company was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd, Ste 201, Las Vegas, NV 89107 (888)727-8251 Fax: (888)782-2351